Exhibit 99.1

For Release: 4:30 p.m. EDT	Contacts: Julie S. Ryland
Wednesday, January 26, 2011	205.326.8421

Energen Announces 2010 Results

4th Quarter Earnings Increase to $1.11 per Diluted Share

2011 Earnings Guidance Range Raised 10¢ Per Diluted Share

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) generated a 23 percent increase in 2010 earnings after normalizing results for a previously announced non-cash charge related to the company’s Alabama shale acreage. Energen’s 2010 net income (including the $24.75 million after-tax write-off of capitalized unproved leasehold) totaled $290.8 million, or $4.04 per diluted share, and compared with earnings of $256.3 million, or $3.57 cents per diluted share, in 2009. Energen’s net income excluding the write-off totaled $315.6 million, or $4.38 per diluted share. This substantial increase in year-over-year earnings largely was due to the impact of higher realized oil and natural gas prices and increased production on the earnings of Energen Resources Corporation, the company’s oil and gas exploration and production subsidiary.

Highlights of Energen’s 2010 year included record production of 18.8 million barrels of oil equivalents (MMBOE), or 113 billion cubic feet equivalent (Bcfe), and record year-end proved reserves of 303 MMBOE, or 1.8 trillion cubic feet equivalent (Tcfe).

Energen’s net income for the three months ended December 31, 2010, totaled $80.3 million, or $1.11 per diluted share, and compared with $58.6 million, or 81 cents per diluted share, in the fourth quarter of 2009. This 37 percent increase in earnings largely reflects higher realized sales prices and a 6 percent increase in year-over-year production.

•	ENERGEN RAISES 2011 EARNINGS, CASH FLOW GUIDANCE RANGES

Energen raised its 2011 earnings guidance range by 10 cents to $3.35–$3.75 per diluted share. This 10-cent increase in the guidance range reflects recent 2011 hedges (see Energen’s news release dated January 10, 2011), known January commodity prices and basis differentials, and adjustments to depreciation, depletion, and amortization (DD&A) expense resulting from upward revisions in the company’s 2010 proved reserves.

Energen also increased its 2011 after-tax cash flow estimate to a range of $664-$693 million (previous estimate was $643-$672 million).

The company’s guidance assumptions for commodity prices remain unchanged at $4.25 per thousand cubic feet (Mcf) of natural gas, $80 per barrel of oil, and $0.83 per gallon of natural gas liquids (NGL).

Key assumptions in Energen’s 2011 guidance include:

•	Hedge position covering approximately 69 percent of the company’s 2011 estimated production;

•	A 9 percent increase in production to 20.5 MMBOE (123 Bcfe);

•	An average DD&A rate at Energen Resources of $11.46 per barrel of oil equivalent (BOE);

•	Lease operating expense (LOE), including production taxes, at Energen Resources of $12.18 per BOE (base LOE and marketing and transportation costs of $9.78 per BOE);

•	General & administrative (G&A) expense at Energen Resources of $2.94 per BOE;

•	Alabama Gas Corporation (Alagasco), the company’s utility subsidiary, earning on estimated average equity of $346 million;

•	Capital spending of $667 million by Energen Resources and $75 million by Alagasco; and

•	Average diluted shares outstanding of 72.2 million.

Energen Resources’ 2011 hedge position is as follows:

Commodity	Hedge Volumes	Estimated Production	Hedge %	NYMEXe Price
Natural Gas	52.4 Bcf	72.1 Bcf	73%	$6.20/Mcf
Oil	4.4 MMBO	6.4 MMBO	69%	$78.10/barrel
NGLs	42.8 MMgal	86.7 MMgal	49%	$0.90/gallon

NOTE: INCLUDES KNOWN BASIS DIFFERENTIALS

Energen Resources’ natural gas and oil hedge positions by hedge type for 2011 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	38.1	$0.40 per Mcf	$6.09 per Mcf
NYMEX	14.3	—	$6.49 per Mcf

Oil Hedges	Volumes (MBO)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,076	$2.50 per barrel	$72.74 per barrel
NYMEX	2,345	—	$82.86 per barrel

NOTE: INCLUDES KNOWN BASIS DIFFERENTIALS

Sensitivity of 2011 Earnings, Cash Flows to Changes in Commodity Prices

Given Energen Resources’ current hedge position for 2011, changes in commodity prices are estimated to have the following impact on Energen’s 2011 earnings and cash flows:

•	Every 10-cent change in the average NYMEX price of gas from $4.25 represents an estimated net income impact of approximately $725,000 (1.0 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $80 per barrel represents an estimated net income impact of approximately $1,085,000 (1.5 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.83 per gallon represents an estimated net income impact of approximately $230,000 (0.3 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2010 PROVED RESERVES INCREASE 17.5%

Energen Resources’ preliminary proved reserves at year-end 2010 increased 17.5 percent from the prior year and now total a record 303 MMBOE (1.8 Tcfe). In the Permian Basin alone, where Energen Resources has focused its acquisition and development efforts in 2009 and 2010, proved reserves at year-end 2010 jumped 44 percent to 132.8 MMBOE; the Permian Basin now is home to 44 percent of the company’s total proved reserves. Another 45 percent of the company’s reserves are in the San Juan Basin, while 9 percent are in the coalbed methane fields of the Black Warrior Basin. Natural gas comprises 53 percent of the company’s preliminary proved reserves, while oil and NGL make up the other 47 percent.

Proved Reserves, YE2009 to YE2010 (MMBOE)

Basin	YE2009	2010 Production	2010 Acquisitions	Additions/ Divestitures	Price/Other Revisions	YE2010
San Juan	131.5	(9.4)	0.0	2.8	11.0	135.9
Permian	92.3	(6.2)	25.8	22.0	(1.1)	132.8
Black Warrior	26.0	(2.2)	0.0	1.4	0.5	25.7
Other	8.0	(1.0)	0.0	0.5	1.1	8.6
TOTAL	257.8	(18.8)	25.8	26.7	11.5	303.0

NOTE: Preliminary reserve data

Proved reserves in 2010 were priced at $4.38 per Mcf of gas (vs. $3.87 per Mcf in the prior year), $79.43 per barrel of oil (vs. $61.18 per barrel in the prior year) and 98 cents per gallon of NGLs (vs. 71 cents per gallon in the prior year).

2010 FINANCIAL RESULTS

For the 12 months ended December 31, 2010, Energen’s net income totaled $290.8 million, or $4.04 per diluted share. This compares with 2009 net income of $256.3 million, or $3.57 per diluted share. Current-year results included $24.75 million (34 cents per diluted share) of non-cash, after-tax write-offs for capitalized unproved leasehold. Included in 2009 results is a one-time gain of $3.1 million, or 4 cents per diluted share, generated by the sale of a small, non-operated Permian Basin property.

Energen Resources’ net income in 2010 totaled $245.3 million ($270.1 million excluding the write-off) as compared with 2009 net income of $212.1 million. Alagasco’s 2010 net income totaled $46.9 million as compared with $45.4 million in 2009.

Energen Resources Corporation

Energen Resources’ year-over-year increase in net income largely reflected the impact of higher realized sales prices and increased production partially offset by the non-cash charges, increased DD&A expense, higher exploration expense, and a rise in commodity price-driven production taxes.

Average Realized Sales Prices

Commodity	2010	2009	Change
Natural Gas (per Mcf)	$6.82	$6.36	7%
Oil (per barrel)	$78.86	$60.72	30%
NGL (per gallon)	$0.83	$0.89	(7)%

Production

Commodity	2010	2009	Change
Natural Gas (Bcf)	70.9	72.3	(2)%
Oil (MBO)	5,131	4,690	9%
NGL (MMgal)	79.0	75.2	5%
Total (Bcfe)	113.0	111.2	2%
Total (MBOE)	18,832	18,537	2%

Production by Area

Area	2010	2009	Change
San Juan Basin (Bcfe)	56.3	54.9	3%
Permian Basin (MBOE)	6,160	5,633	9%
Black Warrior Basin (Bcfe)	13.1	14.3	(8)%
N. LA/E. TX/Other (Bcfe)	6.6	8.2	(20)%

Permian Basin production increased in 2010 largely due to the June 2009 acquisition of Range Resources Corporation’s interests in the Fuhrman-Mascho field and new waterflood development in the North Westbrook unit. San Juan Basin production increased largely due to new well development and better-than-expected performance from certain Fruitland Coal wells. Decreased production in the Black Warrior Basin and other areas, while large on a percentage basis, is relatively slight in terms of volumes and reflects the company’s capital investment focus in its Permian Basin oil properties and normal property declines.

Total LOE per unit in 2010 increased 2 percent from 2009 to $11.94 per BOE. Base LOE and marketing and transportation expenses decreased about 1 percent while commodity price-drive production taxes rose 19 percent on a per-unit basis.

DD&A expense per unit in 2010 increased 9 percent from 2009 to $10.62 per BOE largely due to higher development costs and price-related reserve revisions at year-end 2009.

Per-unit net G&A expense of $2.82 per BOE was unchanged in 2010.

Alabama Gas Corporation

Energen’s natural gas utility generated net income of $46.9 million in 2010 as compared with $45.4 million in 2009. This slight increase primarily reflected the utility’s ability to earn on a higher level of equity largely offset by the timing of rate recovery and revenue reductions under Alagasco’s rate-setting mechanism.

Fourth Quarter 2010 Results

Energen’s consolidated net income for the three months ended December 31, 2010, totaled $80.3 million, or $1.11 per diluted share, and compared with $58.6 million, or 81 cents per diluted share, in the fourth quarter of 2009.

Energen Resources Corporation

Energen Resources’ fourth quarter 2010 net income totaled $70.6 million as compared with $51.1 million in the same period a year ago. This increase largely reflected the impact of higher realized sales prices and increased production.

Average Realized Sales Prices, Fourth Quarter Comparison

Commodity	4Q10	4Q09	Change
Natural Gas (per Mcf)	$6.53	$6.55	NM
Oil (per barrel)	$80.93	$64.98	25%
NGL (per gallon)	$0.87	$0.99	(12)%

Production, Fourth Quarter Comparison

Commodity	4Q10	4Q09	Change
Natural Gas (Bcf)	18.2	17.8	2%
Oil (MBO)	1,397	1,234	13%
NGL (MMgal)	21.3	19.3	10%
Total (Bcfe)	29.6	28.0	6%
Total (MBOE)	4,931	4,660	6%

Production by Area Fourth Quarter Comparison

Area	4Q10	4Q09	Change
San Juan Basin (Bcfe)	14.6	13.6	7%
Permian Basin (MBOE)	1,690	1,478	14%
Black Warrior Basin (Bcfe)	3.3	3.5	(6)%
N. LA/E. TX/Other (Bcfe)	1.5	2.0	(25)%

In the Permian Basin, fourth quarter 2010 production increased 14 percent due to the company’s two recent Wolfberry acquisitions and development drilling in the Fuhrman-Mascho and North Westbrook units. In the San Juan Basin, production increased largely due to improved performance in certain Fruitland Coal wells due to added compression. Decreased production in the Black Warrior Basin and other areas primarily reflects the company’s capital investment focus on its Permian Basin oil properties and normal property declines.

Total per-unit LOE in the fourth quarter of 2010 decreased 6 percent from the same period a year ago to $11.76 per BOE. Base LOE and marketing and transportation expenses decreased 7 percent largely due to fewer workovers and repairs-and-maintenance; commodity price-driven production taxes decreased 5 percent on a per-unit basis.

DD&A expense per unit in the fourth quarter of 2010 increased 1 percent over the same period last year to $10.62 per BOE.

Per-unit net G&A expense in the fourth quarter of 2010 declined 20 percent over the same period in 2009 to $2.46 per BOE largely due to certain legal expenses and benefits-related expenses.

Alabama Gas Corporation

Alagasco’s fourth quarter 2010 net income totaled $10.1 million as compared with $7.8 million in the fourth quarter of 2009. This improvement largely reflects the timing of rate recovery and the utility’s ability to earn on a higher level of equity.

STRONG HEDGE POSITIONS IN 2012-2014

Energen continues to utilize hedging of its flowing production in future years to help protect projected earnings and cash flows from commodity price volatility. Energen’s hedge positions in 2012-2014 are provided in the tables below.

2012

Energen Resources’ hedge position for 2012 is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Natural Gas	40.5 Bcf	$5.02/Mcf
Oil	3.7 MMBO	$82.34/barrel
NGLs	39.9 MMgal	$0.86/gallon

Energen Resources’ natural gas and oil hedge positions by hedge type for 2012 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	29.5	$0.40 per Mcf	$5.00 per Mcf
NYMEX	11.0	—	$5.07 per Mcf

Oil Hedges	Volumes (MBO)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	672	$2.80 per barrel	$84.20 per barrel
NYMEX	3,072	—	$81.94 per barrel

2013

Energen Resources’ hedge position for 2013 is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Natural Gas	28.0 Bcf	$5.30/Mcf
Oil (NYMEX)	3.2 MMBO	$85.32/barrel

Energen Resources’ natural gas hedge position by hedge type for 2013 is as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	19.2	$0.40 per Mcf	$5.30 per Mcf
NYMEX	8.8	—	$5.30 per Mcf

2014

Energen Resources’ hedge position for 2014 is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Oil (NYMEX)	2.7 MMBO	$87.44/barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its dominant business is the acquisition, development, and exploration of oil, natural gas, and natural gas liquids. Through Energen Resources Corporation, the company has more than 615 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the San Juan and Permian basins. Energen subsidiary Alabama Gas Corporation is the largest distributor of natural gas in Alabama and has a business heritage in the state spanning more than 150 years. For more information, go to
http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Financial, operating, and support data pertaining to all 2010 reporting periods included in this release are unaudited and subject to revision.